Exhibit 28 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of Founders 100 ETF, a series of Founder Funds Trust, which are included in Form N-CSR for the period ended December 31, 2025, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus, and “Other Service Providers” and “Other Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
April 16, 2026